Exhibit 10.35

Amendment #1 to Executive Offer Letter

April 7, 2026

Matthew Glitzer

Via Email

Dear Matt:

As discussed, the following sections of your original employment offer letter dated on or about April 10, 2023 (“Original Offer Letter”) are being amended pursuant to this letter agreement (this “Amendment”).

The following terms and conditions of the Original Offer Letter are amended and replaced in their entirety. Capitalized terms not defined herein shall have the definition ascribed to them in the Original Offer Letter.

Bonus Opportunities:

Your total bonus opportunity amount will be 100% of your Base Salary, calculated as follows.

FY25 - For the fiscal year beginning February 1, 2024 (FY25), your Bonus opportunity was calculated as follows:

(1) Fifty percent (50%) as variable/incentive compensation as set forth in your FY25 (February 1, 2024, to January 31, 2025) sales compensation plan which was governed generally by the terms of the Company’s Sales Commission Pay Policy.

(2) Fifty percent (50%) will be eligible as the Company’s Corporate Performance Based Bonus Plan in which other senior executives at the Company participate.

FY26 - For the fiscal year beginning February 1, 2025 (FY26), your Bonus opportunity was calculated as follows:

(1) Fifty percent (50%) as variable/incentive compensation as set forth in your FY25 (February 1, 2025, to January 31, 2026) sales compensation plan which was governed generally by the terms of the Company’s Sales Commission Pay Policy.

(2) Fifty percent (50%) will be eligible as the Company’s Corporate Performance Based Bonus Plan in which other senior executives at the Company participate.

FY27 and beyond - For any future years, your compensation will continue to be calculated in accordance with the above: fifty percent (50%) as variable/incentive compensation pursuant to the Company’s Sales Commission Pay Policy and fifty percent (50%) will be eligible as the Company’s Corporate Performance Based Bonus Plan in which other senior executives at the Company participate, in each case, unless and until the Talent & Compensation Committee of the Skillsoft Corp. Board of Directors determines that such compensation shall be adjusted.

Any personal targets under your annual sales commission plan shall be determined by the Talent & Compensation Committee and, for the avoidance of doubt, may be delegated to the Chief Executive Officer.

Notwithstanding the foregoing, all final bonus amounts are subject to the discretion of the Talent & Compensation Committee.

Severance

The Company will provide you the following severance benefits:

(A) In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined on Annex I attached hereto), you will be entitled to (i) accrued salary and other accrued benefits and (ii) 12 months’ base salary and additional severance for a 12-month period sufficient to cover the cost of group health benefits available as continuation coverage under COBRA (subject to you electing such COBRA continuation coverage at your termination).

(B) In the event your employment is terminated by the Company without Cause or by you for Good Reason during the 3-month period ending on the date of a Change of Control or within the 12-month period following a Change in Control (as defined in the Skillsoft 2020 Omnibus Incentive Plan), you will be entitled to (i) 12 months’ base salary and additional severance for a 12-month period sufficient to cover the cost of group health benefits available as continuation coverage under COBRA (subject to you electing such COBRA continuation coverage at your termination), (ii) a pro-rata target bonus for the year in which termination occurs, (iii) target bonus for the fiscal year in which such termination occurs and (iv) accelerated vesting of outstanding equity awards.

The severance payments set forth in paragraphs (A) and (B) above are contingent upon your execution and non-revocation of a release of claims (which will include a non-compete identical to that included in the Restrictive Covenants Agreement (as defined below)) and your continued compliance with your obligations under the Restrictive Covenants Agreement.

Indemnification

The Company agrees to indemnify you and hold you harmless to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company during the term of employment.

Please note this Amendment is meant to confirm the terms and conditions we discussed. You should be aware that your employment with the Company constitutes at-will employment. As a result, your employment can be terminated by the Company at any time, with or without Cause, and you may terminate your employment for any reason hereunder with thirty (30) days prior written notice.

This Amendment shall be governed by the laws of the State of North Carolina without regard to its conflict of laws principles. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Except as set forth in this Amendment, the Original Offer Letter is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment and the Original Offer Letter, the terms of this Amendment shall prevail.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this Amendment will take effect as a binding agreement between you and the Company on the basis set forth above.

We look forward to the continued benefit of your expertise and leadership.

Sincerely,

/s/ Ron Hovsepian
Ron Hovsepian

Chief Executive Officer

ACCEPTED:

/s/ Matthew Glitzer                  _April [7], 2026______
Matthew Glitzer                  Date